Exhibit 5.2

BRETT A. REBER RANDEE KOGER DAVID N. HARGER	LAUREN G. HUGHES KENNETH E. CRUMP JR. ROBERT W. WISE (1934-2021)

August 11, 2025

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

Ladies and Gentlemen:

We have acted as special counsel to Equity Bancshares, Inc., a Kansas corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the offering by the Company of up to $75,000,000 aggregate principal amount of the Company’s 7.125% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “New Notes”), in exchange for a like principal amount of the Company’s outstanding unregistered 7.125% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Old Notes”). The New Notes will be issued pursuant to an Indenture, dated as of July 17, 2025 (the “Indenture”), between the Company and UMB Bank, N.A., as trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined copies of the following documents: (i) the Second Amended and Restated Articles of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement (but not, except as above stated otherwise, the Exhibits to the Registration Statement or documents incorporated by reference into the Registration Statement); (iv) the Indenture; (v) the Old Notes in global form; (vi) the form of New Notes in global form; (vii) relevant resolutions of the board of directors of the Company and committees thereof; and (viii) such other instruments, documents, and records as we have deemed necessary, relevant, or appropriate for the purposes hereof. We have also reviewed such questions of law as we have deemed necessary or appropriate.

120 W. KANSAS AVENUE, SUITE B • MCPHERSON, KANSAS 67460 • 620.241.0554 • FAX 620.241.7692

www.wisereber.com

Equity Bancshares, Inc.

August 11, 2025

In our examination, we have assumed the genuineness of all signatures, including endorsements; the legal capacity and competency of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies; and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records, and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Kansas.

2.

The Company has the requisite corporate power and authority to execute and deliver the New Notes, and, as of August 11, 2025, has and had such power and authority to execute and deliver the Indenture, and to perform its obligations thereunder.

3.	The New Notes have been duly authorized by the Company, and the Indenture has been duly authorized, executed and delivered by the Company.

The foregoing opinion is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay, or prohibit the making of payments outside the United States; and (f) generally applicable laws that (1) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (2) limit the availability of a remedy under certain circumstances where another remedy has been elected, (3) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct, or unlawful conduct, (4) may, where less

Equity Bancshares, Inc.

August 11, 2025

than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (5) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default, or providing for liquidated damages or for premiums or penalties upon acceleration, or (6) limit the waiver of rights under usury laws.

The foregoing opinion is limited in all respects to the laws of the State of Kansas, and we do not express any opinions as to the laws of any other jurisdiction. In rendering its opinion, Norton Rose Fulbright US LLP may rely upon this opinion as to matters of the laws of the State of Kansas addressed herein as if this opinion were addressed directly to them.

This opinion speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Wise & Reber, L.C.

WISE & REBER, L.C.